Exhibit 99.1

Press Release

Contact: Chris Van Ens

Phone: 720.348.7762

UDR ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 RESULTS

~ Provides 2013 Guidance ~

DENVER, CO—February 5, 2013

Fourth Quarter 2012 Highlights:

•	FFO per share was $0.31 (-11% year-over-year), FFO as Adjusted per share was $0.35 (+3%), and AFFO per share was $0.31 (+11%)

•	Year-over-year same-store revenue and NOI growth were 5.7% and 7.3%, respectively

•	Successfully navigated the aftermath of Hurricane Sandy

•	Improved portfolio quality through an asset swap with MetLife; increased ownership interest in The Olivian, an A+ asset located in downtown Seattle

•	Commenced construction on Pier 4, a 369-home high-rise located in Boston, MA

•	Hired Tom Herzog as Chief Financial Officer.

Full-Year 2012 Highlights:

•	FFO per share was $1.32 (+3% year-over-year), FFO as Adjusted per share was $1.35 (+5%), and AFFO per share was $1.18 (+10%)

•	Full year same-store revenue and NOI growth were 5.3% and 6.6%, respectively

•	Deleveraged our balance sheet via a $539 million secondary equity offering, $217 million of “At The Market” equity proceeds and $610 million of non-core asset sales

•	Formed a second joint venture with MetLife valued at $1.4 billion at December 31, 2012

•	Increased annual dividend per share to $0.88 (+10% year-over-year).

	Q4 2012	Q4 2011	FY 2012	FY 2011
FFO per share	$0.31	$0.35	$1.32	$1.28

Acquisition-related costs (including JVs)	0.002	0.006	0.011	0.028
JV financing and acquisition fee	—	(0.004)	—	(0.011)
Cost/(benefit) associated with debt extinguishment	—	0.002	(0.001)	0.021
Redemption of preferred stock	—	—	0.011	0.001
Gain on sale of TRS property/marketable securities	—	(0.014)	(0.031)	(0.046)
Severance costs	0.002	0.001	0.003	0.006
Hurricane-related charges, net	0.035	—	0.037	—

FFO as Adjusted per share	$0.35	$0.34	$1.35	$1.28

Recurring capital expenditures	(0.036)	(0.059)	(0.167)	(0.208)

AFFO per share	$0.31	$0.28	$1.18	$1.07

Operations

Same-store net operating income increased 7.3 percent year-over-year in the fourth quarter of 2012 while same-store revenue increased 5.7 percent over the same period. Same-store physical occupancy increased 60 basis points to 95.8 percent as compared to the prior year period. Same-store expenses increased 2.3 percent driven by an increase in real estate taxes. The annualized rate of turnover remained constant at 48 percent.

Summary of Same-Store Results Fourth Quarter 2012 versus Fourth Quarter 2011

Region	Revenue Growth/ Decline	Expense Growth/ Decline	NOI Growth/ Decline	% of Same- Store Portfolio¹	Same-Store Occupancy[2]	Number of Same-Store Homes[3]
West	6.0%	0.0%	8.6%	40.0%	95.0%	12,617
Mid-Atlantic	3.5%	5.3%	2.8%	27.7%	96.1%	9,578
Northeast	8.9%	-1.5%	13.0%	8.4%	96.3%	1,672
Southeast	6.2%	7.9%	5.4%	17.4%	96.3%	9,515
Southwest	7.6%	-5.3%	18.0%	6.5%	95.6%	3,507

Total	5.7%	2.3%	7.3%	100.0%	95.8%	36,889

[1]	Based on QTD 2012 NOI.
[2]	Average same-store occupancy for the quarter.
[3]

During the fourth quarter, 36,889 apartment homes, or approximately 88 percent of 41,571 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

Sequentially, the Company’s same-store NOI increased by 3.3 percent on revenue growth of 0.7 percent and a 4.7 percent decrease in expenses during the fourth quarter of 2012.

For the twelve-months ended December 31, 2012, the Company’s same-store revenue increased 5.3 percent as compared to the prior year period while expenses increased 2.8 percent, resulting in a same-store NOI increase of 6.6 percent. Year-over-year occupancy increased by 10 basis points to 95.7 percent. The rate of turnover increased 180 basis points to 55% for the full-year 2012.

Summary of Same-Store Results Full-Year 2012 versus Full-Year 2011

Region	Revenue Growth/ Decline	Expense Growth/ Decline	NOI Growth/ Decline	% of Same- Store Portfolio¹	Same-Store Occupancy[2]	Number of Same-Store Homes[3]
West	5.9%	3.5%	6.9%	42.1%	94.9%	12,066
Mid-Atlantic	3.8%	2.3%	4.5%	28.9%	96.2%	8,781
Northeast	7.9%	18.9%	3.5%	2.2%	96.2%	346
Southeast	5.2%	1.1%	7.6%	20.3%	96.1%	9,515
Southwest	8.0%	2.3%	12.3%	6.5%	96.2%	3,115

Total	5.3%	2.8%	6.6%	100.0%	95.7%	33,823

[1]	Based on YTD NOI.
[2]	Average same-store occupancy for YTD 2012.
[3]

During 2012, 33,823 apartment homes, or approximately 81 percent of 41,571 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent year.

Development and Redevelopment Activity

The Company commenced construction of its Pier 4 development located in the South Boston Seaport area of downtown Boston, MA. Prior to commencement, the Company acquired the remaining 2% ownership interest in Pier 4 from its former joint venture partner. The community will consist of 369 homes and 11,000 square feet of retail space, has an estimated construction cost of $218 million and is expected to be completed in the second quarter of 2015.

In 2012, the Company spent a total of $400 million towards the completion of its $1.3 billion development and redevelopment pipeline.

Joint Venture Investment Activity

As previously announced on October 29, 2012, the Company exchanged its ownership interests in four operating communities and two land parcels in its UDR/MetLife I joint venture, in addition to $10 million in cash, for an increased ownership interest in The Olivian, an A-quality high-rise building located in downtown Seattle that is valued at $126.3 million. The Company now owns 50 percent of The Olivian. As such, the community was contributed to the UDR/MetLife II joint venture. The Olivian has a 4.5 percent, $63.4 million loan with a term of 7 years. Debt on the four operating communities and two land parcels in which UDR exchanged out of totaled $134.7 million, carried a weighted average interest rate of 3.5 percent and had a term of 7 years. The Company continues to fee manage the four operating communities it exchanged out of.

Additional transaction details can be found in the Company’s Third Quarter 2012 Earnings Release on the its website at www.udr.com.

Balance Sheet

At December 31, 2012, the Company had $913 million in availability through a combination of cash and undrawn capacity on its credit facilities.

The Company’s total indebtedness at December 31, 2012 was $3.4 billion. The Company ended the fourth quarter with fixed-rate debt representing 87 percent of its total debt, a total blended interest rate of 4.4 percent and a weighted average maturity of 4.5 years. The Company’s leverage at year-end 2012 was 38.7% versus 45.8% a year ago. The Company’s net debt-to-EBITDA, adjusted for non-recurring items, was 7.0 times at year-end 2012 versus 8.6 times a year ago.

Post Quarter Activity

Land Activity

On January 28, 2013, the Company acquired the remaining 7.5% ownership interest in its 399 Fremont land parcel located in the Rincon Hill neighborhood of San Francisco, CA from its joint venture partner. The total cost of the land parcel was $52.2 million.

Dividend

As previously announced, the Company’s Board of Directors declared and paid a regular quarterly dividend on its common stock for the fourth quarter of 2012 in the amount of $0.22 per share. The dividend was paid in cash on January 31, 2013 to UDR common stock shareholders of record as of January 10, 2013. The annualized dividend paid represented a yield of 3.7% on its payment date of January 31st. This dividend represented the 161st consecutive quarterly dividend paid by the Company on its common stock.

Outlook

For the first quarter of 2013, the Company has established the following guidance:

•	FFO per share: $0.31 to $0.33

•	FFO as Adjusted per share: $0.31 to $0.33

•	AFFO per share: $0.27 to $0.29

For the full-year 2013, the Company has established the following guidance:

•	FFO per share: $1.35 to $1.41

•	FFO as Adjusted per share: $1.33 to $1.39

•	AFFO per share: $1.17 to $1.23

Below are the primary same-store assumptions for the Company’s full-year 2013 guidance:

•	Revenue: 4.00% to 5.00%

•	Expense: 2.75% to 3.25%

•	Net operating income: 4.25% to 6.00%

•	Physical occupancy: 95.5%

Additional assumptions for the Company’s full-year 2013 guidance can be found in Attachment 15 of the Company’s Fourth Quarter 2012 Earnings Supplement available on its website at www.udr.com.

Supplemental Information

The Company’s Fourth Quarter 2012 Earnings Supplement that provides details on the financial position and operating results of the Company is available on the Company’s website at www.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 1:00 p.m. EST on February 5, 2013 to discuss fourth quarter and full-year results. A webcast will be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 877-941-9205 for domestic and 480-629-9771 for international and provide the following conference ID number: 4588175.

A replay of the conference call will be available through March 7, 2013, by dialing 800-406-7325 for domestic and 303-590-3030 for international and entering the confirmation number, 4588175, when prompted for the pass code.

A replay of the call will be available for 90 days on UDR’s website at www.udr.com.

Full Text of the Earnings Report and Supplemental Data

Internet — The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at www.udr.com.

Mail — For those without Internet access, the fourth quarter 2012 earnings report and Supplemental Financial Information will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-348-7762.

Definitions and Reconciliations

Adjusted Funds From Operations (“AFFO”): The Company defines AFFO as FFO As Adjusted less recurring capital expenditures.

Management considers AFFO a useful metric for investors as it is more indicative of the Company’s recurring operational cash flow than FFO As Adjusted. A reconciliation between FFO As Adjusted and AFFO is provided on Attachment 2 of the Company’s Fourth Quarter 2012 Earnings Supplement.

Funds From Operations (“FFO”): The Company defines FFO as net income (computed in accordance with GAAP) excluding the impact of impairment write-downs of depreciable real estate or of investments in non-consolidated investees that are driven by measurable decreases in the fair value of depreciable real estate held by the investee, gains (or losses) from sales of depreciable property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002.

Management considers FFO a useful metric for investors as the Company uses FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. A reconciliation between Net Income and FFO is provided on Attachment 2 of the Company’s Fourth Quarter 2012 Earnings Supplement.

Funds From Operations as Adjusted: The Company defines FFO as Adjusted as FFO excluding the impact of acquisition-related costs and other non-recurring items including, but not limited to, prepayment costs/benefits associated with early debt retirement, gains on sales of marketable securities and taxable REIT subsidiary property, storm-related expenses, severance costs and legal costs.

Management considers FFO As Adjusted a useful metric for investors as it is more indicative of the Company’s recurring operational FFO than FFO. FFO As Adjusted excludes non-recurring items which, if included, result in less comparability between companies and across time periods. A reconciliation from FFO to FFO As Adjusted is provided on Attachment 2 of the Company’s Fourth Quarter 2012 Earnings Supplement.

Net Debt to EBITDA: The Company defines net debt to EBITDA as total debt net of cash and cash equivalents divided by EBITDA. EBITDA is defined as net income, excluding the impact of interest expense, real estate depreciation and amortization of wholly owned and other joint venture communities, other depreciation and amortization, minority interests, net gain on the sale of depreciable property, and RE3 income tax.

Management considers net debt to EBITDA a useful metric for investors as it provides ratings agencies, investors and lending partners with a widely-used measure of the Company’s ability to service its debt obligations as well as compare leverage against that of its peer REITs. A reconciliation between net income and EBITDA is provided on Attachment 4(C) of the Company’s quarterly supplemental disclosure.

Net Operating Income (“NOI”): The Company defines NOI as rental income less direct property rental expenses. Rental income represents gross market rent less adjustments for concessions, vacancy loss and bad debt. Rental expenses include real estate taxes, insurance, personnel, utilities, repairs and maintenance, administrative and marketing. Excluded from NOI is property management expense which is calculated as 2.75% of property revenue to cover the regional supervision and accounting costs related to consolidated property operations, and land rent.

Management considers NOI a useful metric for investors as it is a more meaningful representation of a community’s continuing operating performance than net income as it is prior to corporate-level expense allocations, general and administrative costs, capital structure and depreciation and amortization and is a widely used input, along with capitalization rates, in the determination of real estate valuations. A reconciliation of Net Income to NOI is provided below.

In thousands	4Q 12	3Q12	4Q 11	YTD 12	YTD 11
Net Income/(loss) attributable to UDR, Inc.	$(12,300)	$(9,031)	$46,498	$212,177	$20,023
Property management	5,017	4,998	4,692	19,632	17,131
Other operating expense	1,464	1,467	1,582	5,748	5,990
Non-property income	129	(3,836)	(2,712)	(28,386)	(11,070)
Depreciation	83,456	88,223	90,830	344,060	326,788
Interest	30,660	31,845	39,581	138,792	156,366
Storm-related charges	8,495	—	—	8,495	—
Acquisition-related costs	528	1,312	57	2,336	4,828
Severance charges	484	—	317	733	1,342
General and administrative	9,641	8,710	11,567	40,723	41,087
Tax benefit for RE3 , net	(2,974)	(2,960)	(5,820)	(8,752)	(5,647)
Other depreciation and amortization	1,092	1,078	919	4,105	3,931
Income from discontinued operations	(156)	1,133	(74,340)	(263,339)	(143,810)
Net loss/(income) attributable to non-controlling interests	(655)	(645)	1,620	8,126	562

Total consolidated NOI	$124,881	$122,294	$114,791	$484,450	$417,521

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park® development, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

This release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2012, UDR owned or had an ownership position in 54,195 apartment homes including 3,066 homes under development. For 40 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Attachment 1

UDR, Inc.

Consolidated Statements of Operations (1)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share amounts	2012	2011	2012	2011
Rental income (2)	$182,445	$170,687	$713,928	$622,995

Rental expenses:
Property operating and maintenance	35,522	35,125	142,357	129,590
Real estate taxes and insurance	22,042	20,771	87,121	75,884
Property management	5,017	4,692	19,632	17,131
Other operating expense	1,464	1,582	5,748	5,990

	64,045	62,170	254,858	228,595
Non-property income:
Loss from unconsolidated entities	(2,757)	(2,092)	(8,579)	(6,352)
Tax valuation allowance for RE3 (3)	(1,346)	—	21,530	—
Joint venture management fees	2,817	3,316	11,843	9,792
Gain on sale of investments	—	1,396	—	7,069
Interest and other income	1,157	92	3,592	561

	(129)	2,712	28,386	11,070
Other expenses:
Real estate depreciation and amortization	83,456	90,830	344,060	326,788
Interest	30,660	39,031	139,069	150,687
Amortization of convertible debt premium	—	—	—	1,077
Other debt charges (benefits), net (4)	—	550	(277)	4,602

Total interest	30,660	39,581	138,792	156,366
Hurricane-related charges, net	8,495	—	8,495	—
Acquisition-related costs	528	57	2,336	4,828
Severance charge	484	317	733	1,342
General and administrative	9,641	11,567	40,723	41,087
Tax benefit for RE3, net	(2,974)	(5,820)	(8,752)	(5,647)
Other depreciation and amortization	1,092	919	4,105	3,931

	131,382	137,451	530,492	528,695

Loss from continuing operations	(13,111)	(26,222)	(43,036)	(123,225)
Income from discontinued operations	156	74,340	263,339	143,810

Consolidated net (loss)/income	(12,955)	48,118	220,303	20,585
Net loss/(income) attributable to non-controlling interests	655	(1,620)	(8,126)	(562)

Net (loss)/income attributable to UDR, Inc.	(12,300)	46,498	212,177	20,023
Distributions to preferred stockholders—Series E (Convertible)	(931)	(931)	(3,724)	(3,724)
Distributions to preferred stockholders—Series G	—	(1,377)	(2,286)	(5,587)
Premium on preferred stock repurchases, net	—	—	(2,791)	(175)

Net (loss)/income attributable to common stockholders	$(13,231)	$44,190	$203,376	$10,537

Earnings/(loss) per weighted average common share—basic and diluted:
Loss from continuing operations available to common stockholders	($0.05)	($0.14)	($0.25)	($0.66)
Income from discontinued operations	$0.00	$0.34	$1.10	$0.71
Net (loss)/income attributable to common stockholders	($0.05)	$0.20	$0.85	$0.05

Common distributions declared per share	$0.220	$0.215	$0.880	$0.800

Weighted average number of common shares outstanding—basic and diluted	249,809	217,823	238,851	201,294

(1)	See Attachment 16 for definitions and other terms.
(2)	Impacted by $767,000 of lost rent due to business interruption.
(3)	Includes the net tax benefit from the one-time reversal of a valuation allowance from the Company’s taxable REIT subsidiary (“TRS”).
(4)	Includes prepayment penalties, write-off of deferred financing costs and fair market value adjustments on early debt extinguishment.

Attachment 2

UDR, Inc.

Funds From Operations (1)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share amounts	2012	2011	2012	2011
Net (loss)/income attributable to UDR, Inc.	$(12,300)	$46,498	$212,177	$20,023

Distributions to preferred stockholders	(931)	(2,308)	(6,010)	(9,311)
Real estate depreciation and amortization, including discontinued operations	83,456	98,513	350,400	370,343
Non-controlling interest	(655)	1,620	8,126	562
Real estate depreciation and amortization on unconsolidated joint ventures	9,897	2,983	32,531	11,631
Net gain on the sale of depreciable property in discontinued operations, excluding RE3	(156)	(68,045)	(243,805)	(123,217)
Tax valuation allowance for RE3	1,346	—	(21,530)	—
Premium on preferred stock repurchases, net	—	—	(2,791)	(175)

Funds from operations (“FFO”)—basic	$80,657	$79,261	$329,098	$269,856

Distribution to preferred stockholders—Series E (Convertible)	931	931	3,724	3,724

FFO, diluted	$81,588	$80,192	$332,822	$273,580

FFO per common share, basic	$0.31	$0.35	$1.33	$1.29

FFO per common share, diluted	$0.31	$0.35	$1.32	$1.28

Weighted average number of common shares and OP Units outstanding—basic	259,211	227,248	248,262	208,896

Weighted average number of common shares, OP Units, and common stock equivalents outstanding—diluted	263,529	232,405	252,659	214,086

Impact of adjustments to FFO:
Acquisition-related costs (including JV’s)	550	1,305	2,762	6,076
JV financing and acquisition fee	—	(926)	—	(2,335)
Costs (benefit) associated with debt extinguishment	—	550	(277)	4,602
Redemption of preferred stock	—	—	2,791	175
Gain on sale of TRS property/marketable securities	—	(3,216)	(7,749)	(9,780)
Severance expense	484	317	733	1,342
Hurricane-related charges, net	9,262	—	9,262	—

	$10,296	$(1,970)	$7,522	$80

FFO, diluted	81,588	80,192	332,822	273,580

FFO as Adjusted, diluted	$91,884	$78,222	$340,344	$273,660

FFO as Adjusted per common share, diluted	$0.35	$0.34	$1.35	$1.28

Recurring capital expenditures	(9,389)	(13,729)	(42,249)	(44,563)

AFFO	$82,495	$64,493	$298,095	$229,097

AFFO per common share, diluted	$0.31	$0.28	$1.18	$1.07

Attachment 3

UDR, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
In thousands, except share and per share amounts	2012	2011
ASSETS

Real estate owned:
Real estate held for investment	$7,564,780	$7,269,347
Less: accumulated depreciation	(1,923,429)	(1,605,090)

	5,641,351	5,664,257

Real estate under development (net of accumulated depreciation of $1,253 and $570)	489,795	246,229
Real estate sold or held for disposition (net of accumulated depreciation of $0 and $226,067)	—	332,258

Total real estate owned, net of accumulated depreciation	6,131,146	6,242,744
Cash and cash equivalents	12,115	12,503
Restricted cash	23,561	24,634
Deferred financing costs, net	24,990	30,068
Notes receivable	64,006	—
Investment in and advances to unconsolidated joint ventures	507,037	213,040
Other assets	125,654	198,365

Total assets	$6,888,509	$6,721,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt	$1,430,135	$1,891,553
Unsecured debt	1,979,198	2,026,817
Real estate taxes payable	14,076	13,397
Accrued interest payable	30,937	23,208
Security deposits and prepaid rent	42,589	35,516
Distributions payable	57,915	51,019
Deferred gains on the sale of depreciable property	29,406	29,100
Accounts payable, accrued expenses, and other liabilities	87,003	95,485

Total liabilities	3,671,259	4,166,095

Redeemable non-controlling interests in operating partnership	223,418	236,475

Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
2,803,812 shares of 8.00% Series E Cumulative Convertible issued and outstanding (2,803,812 shares at December 31, 2011)	46,571	46,571
0 shares of 6.75% Series G Cumulative Redeemable issued and outstanding (3,264,362 shares at December 31, 2011)	—	81,609
Common stock, $0.01 par value; 350,000,000 shares authorized 250,139,408 shares issued and outstanding (219,650,225 shares at December 31, 2011)	2,501	2,197
Additional paid-in capital	4,098,882	3,340,470
Distributions in excess of net income	(1,143,781)	(1,142,895)
Accumulated other comprehensive loss, net	(11,257)	(13,902)

Total stockholders’ equity	2,992,916	2,314,050
Non-controlling interest	916	4,734

Total equity	2,993,832	2,318,784

Total liabilities and stockholders’ equity	$6,888,509	$6,721,354

Attachment 4

UDR, Inc.

Selected Financial Information

(Unaudited)

Quarter Ended
Net Debt-to-EBIDTA	December 31, 2012
Net income/(loss) attributable to UDR, Inc.	$(12,300)
Adjustments (includes continuing and discontinued operations):
Interest expense	30,660
Real estate depreciation and amortization	83,456
Real estate depreciation and amortization on unconsolidated joint ventures	9,897
Other depreciation and amortization	1,092
Non-controlling interests	(655)
Net loss/(gain) on the sale of depreciable property, excluding RE3	(156)
Income tax expense/(benefit)	(2,974)

EBITDA	$109,020

Acquisition-related costs (including joint ventures)	550
Hurricane-related charges, net	9,262
Severance charge	484
Tax valuation allowance for RE3	1,346

EBITDA—adjusted for non-recurring items	$120,662

Annualized EBITDA	$482,648

Total debt	$3,409,333
Cash	12,115

Net debt	$3,397,218

Net Debt-to-EBITDA, adjusted for non-recurring items	7.0x

Attachment 16(D)

UDR, Inc.

Definitions and Reconciliations

December 31, 2012

(Unaudited)

All guidance is based on current expectations of future economic conditions and the judgment of the Company’s management team. The following reconciles from GAAP net loss per share for full year 2013 and first quarter of 2013 to forecasted FFO, FFO as Adjusted and AFFO per share:

	Full Year 2013
	Low	High
Forecasted earnings per diluted share	$(0.09)	$(0.03)
Conversion from GAAP share count	(0.08)	(0.08)
Depreciation	1.51	1.51
Non-Controlling Interests	(0.01)	(0.01)
Preferred Dividends	0.01	0.01

Forecasted FFO per diluted share	$1.35	$1.41

RE3 gains from asset sales	(0.02)	(0.02)

Forecasted FFO as Adjusted per diluted share	$1.33	$1.39

Recurring capital expenditures	(0.16)	(0.16)

Forecasted AFFO per diluted share	$1.17	$1.23

	1Q 2013
	Low	High
Forecasted earnings per diluted share	$(0.05)	$(0.03)
Conversion from GAAP share count	(0.02)	(0.02)
Depreciation	0.38	0.38
Non-Controlling Interests	(0.00)	(0.00)
Preferred Dividends	0.00	0.00

Forecasted FFO per diluted share	$0.31	$0.33

RE3 gains from asset sales	—	—

Forecasted FFO as Adjusted per diluted share	$0.31	$0.33

Recurring capital expenditures	(0.04)	(0.04)

Forecasted AFFO per diluted share	$0.27	$0.29